Exhibit 99.4

Adopted 10/2020

Award No. ***

CREDIT KARMA, INC. 2015 EQUITY INCENTIVE PLAN GRANT AGREEMENT

Dividend Equivalents

Intuit Inc., a Delaware corporation (“Intuit” or the “Company”), hereby grants to you, pursuant to the Credit Karma, Inc. 2015 Equity Incentive Plan (as amended, the “Plan”), a Dividend Equivalent award (as defined in the Plan) with respect to each restricted stock unit covering Company common stock that was granted to you prior to [closing date] (which, for clarity, was the date on which the transactions contemplated by that Agreement and Plan of Merger by and among the Company, Credit Karma, Inc. and certain other parties, dated as of February 24, 2020, closed) and that is outstanding on the Date of Grant (such restricted stock units, collectively, the “RSUs”), as shown in the [third-party administrator’s online portal][attached schedule].

All capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan. This Agreement shall include any appendices, addenda or consents attached hereto or otherwise associated herewith. The Dividend Equivalents granted hereunder (the “Award”) is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply.

Name of Participant: ***

Date of Grant: [insert date]

***	This information is as shown in the Restricted Stock Units section of the third-party administrator’s online portal.

1.	Award of Dividend Equivalents:

(a)

Each Dividend Equivalent shall remain outstanding from the Date of Grant until the earlier of the payment or forfeiture of the underlying RSU to which it corresponds, at which time the Dividend Equivalent shall automatically and without further action terminate and cease to be of any force or effect.

(b)

Each Dividend Equivalent shall entitle you to receive payment of the equivalent of any and all dividends declared by the Company on its Common Stock on each date on which dividends are paid that occurs on and after the Date of Grant (and on or prior to the date on which the underlying RSU to which such Dividend Equivalent corresponds is forfeited or paid) in an amount equal to the amount of such dividends multiplied by the total number of RSUs held by you on such date. These Dividend Equivalents shall be paid upon the later of (a) the date such dividends are paid to the common stockholders of the Company, or (b) the date the RSU with respect to which such Dividend Equivalent is payable becomes vested and the Share underlying such RSU is issued (it being understood that no Dividend Equivalents will be paid with respect to Shares underlying any RSUs that do not vest, and that Dividend Equivalents equal to the dividends declared on the Company’s Common Stock from and after the Date of Grant of the unvested RSUs shall be paid as and when (and only if) such RSUs vest and the Shares underlying such RSUs are issued).

(c)

The Dividend Equivalents and any amounts that may become payable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

2.	No Rights as a Stockholder: You shall have no voting or other rights as a stockholder with respect to your Dividend Equivalents.

3.

Withholding Taxes: To the extent required by applicable law, you shall make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, employment tax, social security tax, social insurance, payroll tax, contributions, payment on account or other withholding obligations that arise under this Award. Subject to the Company’s discretion and in compliance with applicable laws, these obligations may be satisfied by: (i) the Company withholding from any amounts payable in respect of the Dividend Equivalents (including withholding Shares if any Dividend Equivalents are paid in Shares) an amount sufficient to meet the tax withholding obligations (determined using a rate of up to the maximum statutory rate in the applicable jurisdictions), including but not limited to withholding with respect to income and/or employment taxes on the amounts payable in respect of the Dividend Equivalents, (ii) if applicable, a “same day sale” commitment from you and a broker-dealer that is a member of the Financial Industry Regulatory Authority (FINRA) meeting the requirements of the Company’s “same day sale” procedures, (iii) having the Company withhold amounts from amounts otherwise payable to you under the Company’s payroll system, or (iv) any other methods approved by the Company. For further detail regarding taxation of this Award, please refer to the accompanying prospectus. Notwithstanding the foregoing, if you are an officer or director of the Company or any person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act, unless otherwise agreed to by the Company and you, then with respect to any Dividend Equivalents that are paid in Shares, these obligations will be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations (determined as the minimum statutory rate in the applicable jurisdictions), including but not limited to withholding with respect to income and/or employment taxes on such Dividend Equivalents. For purposes of this Award, “Fair Market Value” is defined in Section 2(s) of the Plan.

You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or payments of amounts under this Award. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability or to ensure that the tax withholding is sufficient to entirely satisfy your tax liability arising from this Award.

4.

Disputes: Any question concerning the interpretation of this Agreement, any adjustments to be made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Administrator in accordance with its authority under Section 4 of the Plan. Any such decision by the Administrator shall be final and binding.

5.	Other Matters:

(a)

The Award granted does not obligate the Company or any Subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any Subsidiary or other affiliate) might grant an award in any future year or in any given amount. Decisions regarding any future grants of an award, if any, will be at the sole discretion of the Administrator.

(b)

As the grant of the Award is discretionary, the grant does not form part of your contract of employment. If you are employed by any Company in the group other than the Company, the grant of the Award will not form a contractual relationship between you and the Company and will not form part of your contract of employment with the Subsidiary which employs you.

(c)

Notwithstanding anything to the contrary in this Agreement, if you change classification from a full-time employee to a part-time employee, the Company may make unilateral changes to the terms and conditions of this Award, including reducing your Award, in accordance with Company policy.

(d)

This Award is an extraordinary item that does not constitute compensation for services that you have rendered to the Company or any Subsidiaries (including, as applicable, your employer). Further, this Award is not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses long-service awards, pension or retirement benefits or similar payments.

(e)

Your participation in the Plan is voluntary. The Company, and its officers or directors, do not guarantee or make any representation to you regarding the performance of the Common Stock. The future value of the Common Stock is unknown and cannot be predicted with any certainty.

(f)

An essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. You acknowledge and agree that any action, suit, or proceeding relating to this Agreement or the Award granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

(g)

Communications regarding the Plan and this Award may be made by electronic delivery through email and/or an online or electronic system established and maintained by the Company or a third party designated by the Company. You hereby acknowledge that you have read this provision and consent to the electronic delivery of the documents and contracting electronically with the Company (and/or other parties) in relation to the Plan.

(h)

You hereby understand and acknowledge that your personal data may be collected, used and transferred, in electronic or other form, by and among, as applicable, your employer, the Company and its Subsidiaries for the purposes of implementing, administering and managing the Plan. This may include personal data regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, your name, gender, home address, email address and telephone number, date of birth, tax file number, social security number or other identification number, salary, tax information, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor and other personal data reasonably required for the purpose of implementing, administering and managing the Plan (the “Data”). For more information about your employer’s collection and processing of your Data for this purpose, please see Intuit’s Global Employee Privacy Policy, which can be found on the Company’s Intranet or by contacting your local human resources representative.

(i)	Data Transfer for Administration of Plan.

(i)

You understand that certain Data may be transferred to the stock administrator, whose name and contact information can be found on the Company’s Intranet (the “Stock Administrator”) and other third parties as necessary to enable or assist with the implementation, administration and management of the Plan. You understand that such recipients may act as independent Data Controllers of your Data under applicable privacy laws and in such cases the third party will be responsible for the processing of the Data once it is in their possession or control. You acknowledge that such third parties may process your Data in the United States or in other countries with different, and in some cases less protective, data protection laws than in your country. You acknowledge and understand that, where any such third party is operating as a Data Controller, that third party may collect additional Data from you in order to implement, administer and manage the Plan, and that third party’s privacy policy will govern its collection, use and sharing of your Data.

(ii)

You acknowledge and understand that where any such third party is acting as an independent Data Controller, you will need to exercise your data rights under local law, as applicable, with the third-party Data Controller directly.

6.

Miscellaneous: This Agreement (including the Plan, which is incorporated herein by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 12 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company, attn.: Stock Administration at 2535 Garcia Ave., Mountain View, CA 94043, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address. You acknowledge and agree that any such notices from the Company to you may also be delivered through the Company’s electronic mail system (prior to the date on which your status as a Service Provider terminates) or at the last email address you provided to the Company (after the date on which your status as a Service Provider terminates).

Additional information about the Plan and this Award (including certain tax consequences related to the Award) is contained in the accompanying prospectus relating to the Plan, as amended from time to time, that is prepared by the Company and delivered or made available to participants in the Plan pursuant to the requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder and, if applicable to you, the Global Supplement.

If you are employed by the Company outside of the United States, you will be deemed to have accepted this Award unless you decline it within three months of the Date of Grant.

The Company has signed this Agreement effective as of the Date of Grant.

INTUIT INC.

By:
Sasan K. Goodarzi, President and Chief Executive Officer

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